Exhibit 23.2

To the Board of Management and Stockholders of

NXP Semiconductors N.V.

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-1/A of our report dated April 16, 2010 (except as to Note 1, under paragraph “Reverse stock split”, which is as of August 2, 2010), relating to the consolidated financial statements of NXP Semiconductors N.V. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte Accountants B.V.

Amsterdam, the Netherlands, August 5, 2010